Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:            Brian D. Keogh

                           (425) 453-9400

ESTERLINE’S FIRST QUARTER RESULTS STRONGER THAN EXPECTED

First Quarter Sales of $471 million, EPS of $0.73

Highlights:

•	Strong performance from Advanced Materials segment

•	Souriau acquisition tracking to plan; associated tax benefit recorded

•	Full-year EPS guidance increased to $5.10 to $5.40

BELLEVUE, Wash., March 1, 2012 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today reported fiscal 2012 first quarter (ended January 27) income from continuing operations of $22.8 million, or $0.73 per diluted share, including about $0.25 per share of acquisition-related accounting charges to recognize the fair value of the Souriau acquired inventory as expense. Sales in the quarter were $470.9 million. Year-ago income from continuing operations was $30 million, or $0.97 per diluted share, on sales of $370.8 million.

Brad Lawrence, Esterline’s Chief Executive Officer, said he was “…pleased with the solid first quarter performance and the relatively fast start to the year.” Lawrence said that Esterline saw good growth in its commercial aerospace business, particularly from its Engineered Materials platform, and “…saw pockets of strength in certain defense-oriented businesses, despite the tough environment.” Lawrence noted that Esterline’s July 2011 acquisition—its largest to date—of French connector company, Souriau, is performing as expected and “…we’re pushing ahead toward full integration, right on schedule.” He pointed out that the tax benefit in the quarter was a direct result of the acquisition, and driven in part by “…how we structured the transaction, and partly by a recent change in French tax law.”

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Page 2 of 6 Esterline Reports Fiscal 2012 First Quarter Results

Esterline raised its earnings guidance by $0.10, estimating full-year earnings to be in the range of $5.10 to $5.40 per share. Lawrence said that although he was pleased with the quarter’s solid operational performance, the new guidance principally reflects the tax benefit. He said, “It’s still early in the year and the defense budget process remains in front of us, so I think it’s only prudent not to get ahead of ourselves.” He emphasized, however, that the quarter’s results “…certainly give us confidence that we remain in a position to report record sales and earnings at year-end.”

As Esterline’s December guidance to investors anticipated, gross margins in the first quarter were impacted by acquisition-related accounting and were 33.6%, down from last year’s 35.6%. “Without the acquisition,” Lawrence said, “…gross margin improved to 36.3%.”

Selling, general and administrative (SG&A) expenses as a percent of sales were 20.1% in the first quarter of 2012, compared with 17.8% a year ago. Lawrence said that the increase was anticipated and “…is primarily a result of the expected sales dip in our Avionics & Controls segment due to a delay in foreign military retrofit work, and the somewhat higher than the Esterline average SG&A rate at Souriau.”

Research, development and engineering (R&D) expenses were in line with our expectations at 5.6% of sales. This compares to 5.3% last year. Lawrence said “…the increase over last year reflects investments in new avionics programs as well as the addition of Souriau.”

The income tax rate for the first quarter of 2012 was 10.1% compared with 20.3% last year. The decrease primarily reflects the acquisition-related tax benefit described above. It is expected that the tax rate will return to the 20% level in future quarters.

New orders for the first quarter of 2012 were $467.8 million compared with $399.3 million for the same period last year. Backlog was $1.25 billion compared with $1.13 billion at the end of the prior-year period and $1.25 billion at the end of fiscal 2011.

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Page 3 of 6 Esterline Reports Fiscal 2012 First Quarter Results

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-277-1181; outside the U.S., use 617-597-5358. The pass code for the call is: 66554025.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 4 of 6 Esterline Reports Fiscal 2012 First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended
	Jan 27, 2012	Jan 28, 2011
Segment Sales
Avionics & Controls	$179,572	$192,467
Sensors & Systems	171,672	77,055
Advanced Materials	119,638	101,277

Net Sales	470,882	370,799
Cost of Sales	312,801	238,677

	158,081	132,122
Expenses
Selling, general and administrative	94,697	66,092
Research, development and engineering	26,395	19,619

Total Expenses	121,092	85,711

Operating Earnings From Continuing Operations	36,989	46,411
Interest Income	(95)	(340)
Interest Expense	11,528	9,137

Income From Continuing Operations
Before Income Taxes	25,556	37,614
Income Tax Expense	2,576	7,654

Income From Continuing Operations
Including Noncontrolling Interests	22,980	29,960
Income (Loss) Attributable to Noncontrolling Interests	(192)	23

Income From Continuing Operations	22,788	29,983
Income From Discontinued Operations, Net of Tax	—	8

Net Earnings	$22,788	$29,991

Earnings Per Share - Basic:
Continuing Operations	$.74	$.99
Discontinued Operations	—	—

Earnings Per Share - Basic	$.74	$.99

Earnings Per Share - Diluted:
Continuing Operations	$.73	$.97
Discontinued Operations	—	—

Earnings Per Share - Diluted	$.73	$.97

Weighted Average Number of Shares Outstanding - Basic	30,631	30,349
Weighted Average Number of Shares Outstanding - Diluted	31,157	31,011

Page 5 of 6 Esterline Reports Fiscal 2012 First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Income from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended
	Jan 27, 2012	Jan 28, 2011
Segment Sales
Avionics & Controls	$179,572	$192,467
Sensors & Systems	171,672	77,055
Advanced Materials	119,638	101,277

Net Sales	$470,882	$370,799

Income From Continuing Operations
Avionics & Controls	$20,063	$31,004
Sensors & Systems	6,815	10,971
Advanced Materials	23,073	15,268

	49,951	57,243
Corporate Expense	(12,962)	(10,832)
Interest Income	95	340
Interest Expense	(11,528)	(9,137)

Income From Continuing Operations Before Income Taxes	$25,556	$37,614

Page 6 of 6 Esterline Reports Fiscal 2012 First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Three Months Ended
	Jan 27, 2012	Jan 28, 2011
Assets
Current Assets
Cash and cash equivalents	$193,289	$351,481
Cash in escrow	5,017	14,000
Accounts receivable, net	350,080	263,666
Inventories	395,050	303,605
Income tax refundable	10,811	22,084
Deferred income tax benefits	45,161	38,644
Prepaid expenses	21,098	16,464
Other current assets	3,221	10,617

Total Current Assets	1,023,727	1,020,561
Property, Plant and Equipment, Net	360,368	280,349
Other Non-Current Assets
Goodwill	1,130,489	806,338
Intangibles, net	655,642	447,644
Debt issuance costs, net	10,226	7,413
Deferred income tax benefits	82,891	88,866
Other assets	24,420	10,677

	$3,287,763	$2,661,848

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$111,934	$76,225
Accrued liabilities	265,080	228,378
Credit facilities	223	—
Current maturities of long-term debt	13,098	14,259
Deferred income tax liabilities	2,943	6,843
Federal and foreign income taxes	12,420	4,513

Total Current Liabilities	405,698	330,218
Long-Term Liabilities
Credit facilities	335,000	—
Long-term debt, net of current maturities	656,448	594,145
Deferred income tax liabilities	229,375	149,990
Pension and post-retirement obligations	104,513	107,047
Other liabilities	20,647	25,955
Total Shareholders’ Equity	1,536,082	1,454,493

	$3,287,763	$2,661,848